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                                                                    Exhibit 99.1


                           SIRIUS SATELLITE RADIO INC.
                           1221 Avenue of the Americas
                               New York, NY 10020


               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 27, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Sirius Satellite Radio Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                            Very truly yours,

                                            Sirius Satellite Radio Inc.

                                                /s/ John J. Scelfo

                                            John J. Scelfo
                                            Executive Vice President
                                            and Chief Financial Officer